Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

VULCAN INFRASTRUCTURE AND POWER INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.0001 per share	(1)	Other	2,500,000	$1.71	$4,275,000.00	0.0001381	$590.38

Total Offering Amounts:						$4,275,000.00		590.38
Total Fee Offsets:								0.00
Net Fee Due:								$590.38

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Offering Note(s)

(1)	Represents shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of Vulcan Infrastructure and Power Inc., a Delaware corporation (the “Company”), issuable pursuant to the Company’s Fourth Amended and Restated 2021 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares of Common Stock that may become issuable under the Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Select Market on September 1, 2026.